   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                             ONCOGENE SCIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                              13-3159796
          (STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

        106 CHARLES LINDBERGH BLVD., UNIONDALE, NY 11553, (516)222-0023 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT, FINANCE AND ADMINISTRATION
                             ONCOGENE SCIENCE, INC.
                          106 CHARLES LINDBERGH BLVD.
                           UNIONDALE, NEW YORK 11553
                                 (516) 222-0023
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

                        SPENCER W. FRANCK, JR., ESQUIRE
                           SAUL, EWING, REMICK & SAUL
                            3800 CENTRE SQUARE WEST
                        PHILADELPHIA, PENNSYLVANIA 19102
                                 (215) 972-7777

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF SECURITIES TO                     AMOUNT TO BE     OFFERING PRICE PER AGGREGATE OFFERING    AMOUNT OF
BE REGISTERED                               REGISTERED            SHARE             PRICE       REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $0.01 Per
  Share................................      408,981(1)          $8.19(2)       $3,349,554.39      $1,196.27
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

(1) Includes 125,000 shares of Common Stock that may be acquired by certain of the Selling Stockholders named herein upon the exercise of outstanding stock options.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on September 17, 1996, in accordance with Rule 457(c) under the Securities Act of 1993.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             ONCOGENE SCIENCE, INC.

                                 408,981 SHARES
                                  COMMON STOCK

     This Prospectus relates to up to 408,981 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Oncogene Science, Inc., a Delaware corporation ("Oncogene Science" or the "Company"), which may be offered and sold by the selling stockholders named herein (the "Selling Stockholders") pursuant to this Prospectus from time to time. The Selling Stockholders have acquired 283,981 of the Shares from, and may in the future acquire 125,000 of the Shares upon the exercise of outstanding stock options granted to them by, the Company.

     The Selling Stockholders may from time to time sell all or part of the Shares offered hereby in ordinary brokers' transactions on the Nasdaq Stock Market at prevailing market prices, or in privately negotiated transactions at negotiated prices, or otherwise. The Company will not receive any proceeds from the sale of the Shares.

     The Common Stock is traded on the Nasdaq Stock Market under the symbol "ONCS." On September 17, 1996, the last sale price of the Company's Common Stock, as reported on the Nasdaq Stock Market, was $8.50 per share.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1014, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. Oncogene Science's Common Stock is listed and traded on the Nasdaq Stock Market. Reports, proxy statements and other information filed by the Company may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20002.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which provide certain information with respect to Oncogene Science, are incorporated by reference in this Prospectus:

     1. Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1995, as amended by Forms 10-K/A filed on January 29 and February 20, 1996;

     2. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended December 31, 1995, as amended by Form 10-Q/A filed on March 1, 1996;

     3. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1996, filed on May 14, 1996, as amended by Form 10-Q/A filed on May 22, 1996;

     4. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 1996, filed on August 14, 1996;

     5. Current Report of the Company on Form 8-K filed on April 26, 1996, as amended by Form 8-K/A filed on May 10, 1996; and

     6. The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by Oncogene Science pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Oncogene Science hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus and deemed to be part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. These documents are available upon request from Matthew Haines, Oncogene Science, Inc., 106 Charles Lindbergh Boulevard, Uniondale, NY 11553, telephone (516) 222-0023.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Oncogene Science has limited experience in conducting clinical trials and intends to rely primarily on the pharmaceutical companies with which it collaborates, including Ciba-Geigy, Ltd. ("Ciba"), Pfizer Inc. ("Pfizer"), Hoechst Marion Roussel, Inc. ("HMRI"), Wyeth-Ayerst Laboratories Division of American Home Products Corporation ("Wyeth") and BioChem Pharma (International) Inc. ("BioChem Pharma"), for clinical development and regulatory approval of its product candidates. Before obtaining regulatory approvals for the commercial sale of its products, the Company or its collaborative partners will be required to demonstrate through preclinical studies and clinical trials that the proposed products are safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by the Company or its partners will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or will result in marketable products. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. Various companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     Clinical trials for the product candidates being developed by the Company and its collaborators may be delayed by many factors. For example, clinical trials for TGF-BETA3, the Company's product candidate most advanced in clinical development, have been delayed as a result of a failure on the part of Ciba's temporary contract manufacturer's facility to fully comply with good manufacturing practices ("GMP") in producing clinical quantities of TGF-BETA3. No assurance can be given that the same or similar problems will not recur and that these clinical trials or trials with respect to its diagnostic and small molecule pharmaceutical product candidates will not be subject to additional delays or otherwise terminated. Any delays in, or termination of, the clinical trials of any of the Company's product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

     In the Company's small molecule drug discovery operations, no product candidates have entered clinical trials. Consequently, compounds discovered using the Company's small molecule discovery technology have not yet been proven safe or effective in humans. Furthermore, the Company's drug discovery assays are focused on several target genes, the functions of which have not yet been fully elucidated. As such, the safety and efficacy of drugs that alter the transcription of these genes have not yet been established. No assurance can be given that any lead small molecule compounds or diagnostic product candidates emerging from the Company's discovery and development operations will successfully enter or complete clinical trials or receive marketing approval from the U.S. Food and Drug Administration ("FDA") or any foreign regulatory authorities on a timely basis or at all.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

     The Company does not intend to conduct late-stage clinical trials or manufacturing or marketing activities with respect to any of its product candidates in the foreseeable future. The Company has collaborations with Ciba, Pfizer, HMRI, Wyeth and BioChem Pharma for the development of potential drug candidates, and to date, its most advanced programs are in TGF-BETA3 with Ciba for wound healing and oral mucositis and an oncogene inhibitor with Pfizer for the treatment of certain cancers. The Company is dependent on the pharmaceutical companies with which it collaborates for the preclinical testing, clinical development, regulatory approval, manufacturing and marketing of its products. The Company's collaborative agreements allow its collaborative partners significant discretion in electing to pursue or not to pursue any of these activities. The Company cannot control the amount and timing of resources its collaborative partners devote to the Company's programs or potential products. If any of the Company's collaborative partners were to breach or terminate its agreements with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has a collaborative research agreement with Ciba relating to the clinical development, manufacturing and marketing of the Company's recombinant protein TGF-BETA3 for various indications. Under this agreement, Ciba has the right to manufacture TGF-BETA3 for clinical development and commercial purposes for all indications. The Company and other potential licensees of TGF-BETA3 are, and will be, dependent on Ciba as the sole manufacturer of TGF-BETA3. No assurance can be given that Ciba will supply TGF-BETA3 to the Company and its licensees as needed. Ciba has experienced delays in the production of TGF-BETA3 as a result of a failure on the part of its temporary contract manufacturer to comply with certain FDA manufacturing regulations which have resulted in delays in clinical trials. There can be no assurance that the Company or its licensees will not experience problems in obtaining a supply of TGF-BETA3 in the future. In addition, a substantial milestone payment to the Company by Ciba under this collaboration is dependent on Ciba accomplishing certain clinical development objectives, over which the Company has no control. Failure of Ciba to complete clinical development and obtain regulatory approval for TGF-BETA3 in one or more indications could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies on its collaborative partners to provide funding in support of its research operations. As of December 31, 1995, the Company had received or accrued an aggregate of $62.7 million in research funding and milestone payments from its collaborative partners, approximately one-half of which had been provided by Pfizer. The Company would be required to devote additional internal resources to product development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of its collaborative programs were reduced or terminated.

     The Company owns or controls the rights to only a relatively small number of the compounds that it tests in its drug discovery operations. The Company is dependent on access to the compound libraries of its collaborative partners and others in order to enhance the value of its high throughput drug screens. Failure by the Company to gain access to the compound libraries of its collaborative partners and others would restrict its ability to exploit fully its high throughput screening capabilities and would have a material adverse effect on its business, financial condition and results of operations.

     Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

     Generally, in its collaborative research agreements, the Company agrees not to conduct independently, or with any third party, any research that is competitive with the research conducted under its collaborative programs. The Company's collaborative relationships may have the effect of limiting the areas of research the Company may pursue. For example, under its collaborative research agreement with Pfizer, the Company is prohibited during the term of the contract from pursuing or sponsoring research aimed at the discovery of drugs for the treatment of cancer. However, the Company's collaborative partners may develop, either alone or with others, products that are similar to or competitive with the products or potential products that are the subject of the Company's collaborations with such partners. Competing products, either developed by the collaborative partners or to which the collaborative partners have rights, may result in their withdrawal of support for the Company's product candidates, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     All of the Company's collaborative programs with pharmaceutical companies have terms of six or fewer years, which is generally less than the period required for the discovery, clinical development and commercialization of most drugs. The continuation of any of the Company's drug discovery and development programs is dependent on the periodic renewal of the relevant collaborative partnership. Furthermore, all of the

Company's collaborative research agreements are subject to termination under various circumstances. Certain of the Company's collaborative research agreements provide that, upon expiration of a specified period after commencement of the agreement, its collaborative partners have the right to terminate the agreement on short notice without cause. For example, the Company's collaborative research agreement with Wyeth (which will terminate on December 31, 1996) is currently terminable by Wyeth on four months notice. Wyeth has notified the Company that it will not renew this collaborative program. The termination or nonrenewal of this or any other collaborative relationship could have a material adverse effect on the Company's business, financial condition and results of operations.

     There have been a significant number of recent consolidations among large pharmaceutical and diagnostic companies. Such consolidations among these companies with which the Company is engaged in collaborative research can result in the diminution or termination of, or delays in, one or more of the Company's collaborative programs. For example, in 1995, the pharmaceutical operations of three companies with which the Company had collaborative research agreements, Hoechst AG ("Hoechst"), Hoechst Roussel Pharmaceuticals, Inc. ("Hoechst Roussel") and Marion Merrell Dow Inc. ("MMDI") were combined in one entity, HMRI. This combination resulted in delays in the Company's collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by the Company. Also, Ciba has announced that it plans to merge with Sandoz, Ltd. There can be no assurance that this merger will not result in the diminution or termination of, or delays in, one or more of the Company's collaborative programs with Ciba.

     The Company's strategy for the discovery, development, clinical testing, manufacturing and marketing of certain of its potential products includes establishing additional collaborations. There can be no assurance that the Company will be able to negotiate such collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful.

UNCERTAINTIES RELATED TO THE EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

     To date, the Company has generated no revenue from the sale of pharmaceutical products. All of the lead compounds in the Company's small molecule drug discovery programs are either in the discovery or the preclinical evaluation phase. TGF-BETA3, which is the Company's product candidate most advanced in clinical development, to date has been subject to limited clinical evaluation. The Company has commercialized one diagnostic product, which to date has not generated significant sales and is not expected to generate significant sales in the future. Any products resulting from the Company's development programs are not expected to be commercially available for several years, if at all.

     All of the Company's potential products will require significant research and development and are subject to significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

     The Company's transcription-based live-cell assays are novel as a drug discovery method and have not yet been shown to be successful in the development of any commercialized drug. Furthermore, the Company's drug discovery assays are focused on several target genes, the functions of which have not yet been fully elucidated. There can be no assurance that the Company's live-cell assay technology will result in lead compounds that will be safe and efficacious. Development of new pharmaceutical products is highly uncertain, and no assurance can be given that the Company's drug discovery technology will result in any commercially successful products.

UNCERTAINTY OF FUTURE PROFITABILITY

     Oncogene Science has had net operating losses since its inception in 1983. At June 30, 1996, the Company's accumulated deficit was approximately $32.2 million. The Company's losses have resulted principally from costs incurred in research and development, and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues, which to date have been generated principally from collaborative research agreements, and to a lesser extent, from operation of the Company's Research Products Business, research grants and interest income. Oncogene Science expects to incur substantial additional operating expenses over the next several years as a result of increases in its expenses for research and development, including enhancements in its drug discovery technologies, and with respect to its internal proprietary projects, its small molecule and diagnostic clinical development activities. If the Company does not obtain additional third party funding for such expenses, the Company expects that such expenses will result in increased losses from operations. Oncogene Science does not expect to generate revenues from the sale of its small molecule products for several years, if ever. The Company currently has limited sales of only one diagnostic product. The Company's future profitability depends, in part, on its collaborative partners obtaining regulatory approval for products derived from its collaborative research efforts, the Company's collaborative partners successfully producing and marketing products derived from technology or rights licensed from the Company, and the Company's entering into agreements for the development, commercialization, manufacture and marketing of any products derived from the Company's internal proprietary programs. There can be no assurance that the Company or its collaborative partners will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market product candidates or that the Company will ever achieve product revenues or profitability.

NEED FOR ADDITIONAL FUNDING, UNCERTAINTY OF ACCESS TO CAPITAL

     The Company will require substantial additional funding in order to continue its research, product development, preclinical testing and clinical trials of its product candidates. The Company's internal proprietary programs and operations will require a significant amount of funding that will not be provided by the Company's existing collaborative partners. The Company's strategy includes developing product candidates in its internal proprietary programs through early stage clinical development, before forming collaborations for the further development of such product candidates. In addition, the Company has implemented a program to enhance certain aspects of its drug discovery technology and capabilities, including investment in, and possible acquisition of, companies with complementary technology. These activities will require investment of significant funds by the Company. No assurance can be given that the Company will have adequate resources to support such existing and future activities or that the Company will be able to enter into collaborative arrangements on acceptable terms, if at all.

     The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, progress with preclinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for its product candidates, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing arrangements, commercialization activities, potential indemnification payments to the purchaser of the Research Products Business, and the cost of product in-licensing and strategic acquisitions, if any. The Company evaluates on an ongoing basis potential collaborative arrangements with third parties and acquisitions of companies or technologies that may complement its business.

     The Company intends to seek additional funding through arrangements with corporate collaborators and through public or private sales of the Company's securities, including equity securities. There can be no assurance, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financings would be dilative to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Generally, the Company's funding pursuant to any particular collaborative research agreement is subject to reduction or termination under various circumstances. For example, as a result of the business combination in 1995 of Hoechst, Hoechst Roussel and MMDI, all pharmaceutical companies with which the Company had collaborative research programs, the total annual research funding the Company will receive in the future from the combined entity will be reduced relative to the aggregate funding it received under the three separate programs prior to the combination. In addition, Becton Dickinson and Company reduced its funding under its diagnostic products collaboration with the Company in fiscal 1996, and has informed the Company that it will not provide further funding for this program after its scheduled expiration date of September 30, 1996. There can be no assurance that scheduled payments will be made by third parties, that current agreements will not be cancelled, that government research grants will continue to be received at current levels or that unanticipated events requiring the expenditure of funds will not occur. There can be no assurance that the Company's cash reserves and other liquid assets, including the net proceeds of this offering and funding that may be received from the Company's collaborative partners and interest income earned thereon, will be adequate to satisfy its capital and operating requirements for the foreseeable future.

NO ASSURANCE OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend in part on its ability or the ability of its collaborative partners to obtain patent protection for product candidates, to maintain trade secret protection and operate without infringing on the proprietary rights of third parties.

     The Company is aware of several U.S. and foreign patents owned by others who may allege infringement by TGF-BETA3, which the Company is seeking to develop in collaboration within Ciba. Genentech, Inc. has U.S. patents relating to certain recombinant materials and procedures for producing members of the TGF-BETA3 family, including TGF-BETA3. In addition, the Company believes that Genentech has license rights under a U.S. Government patent relating to work done at the National Institute of Health of the U.S. Department of Health and Human Services involving the identification and isolation of TGF-BETA3. There can be no assurance that the activities or products of the Company or its collaborative partners do not or will not infringe the claims of these or other issued patents held by third parties or any other patent issued in the future. Furthermore, there can be no assurance that any license required under any such patents would be made available or, if available, would be available on acceptable terms. Failure to obtain patent protection or a required license could prevent the Company and Ciba from commercializing TGF-BETA3 products. The inability of the Company and Ciba to commercialize TGF-BETA3 products could have a material adverse effect on the Company's business, financial condition and results of operations.

     In the cancer diagnostics area, the Company has a U.S. patent relating to an assay which the Company is seeking to develop for the detection of a protein encoded by the neu oncogene ("neu") in serum. The Company is aware that a patent application relating to a similar assay was filed by a third party shortly after the Company filed the application from which its U.S. patent issued. It is possible that the Company may have to participate in an interference proceeding with such third party to determine priority of invention, which could result in substantial costs to the Company. The Company cannot predict whether such an interference proceeding will occur, or if it does occur, whether the Company will prevail. If the Company does not prevail, it may not be able to commercialize its assay for neu in serum without a license from such third party, which may not be available on acceptable terms or at all.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Oncogene Science, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its licensors will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     The extent to which efforts by other researchers have resulted or will result in patents and the extent to which the issuance of patents to others would have a material adverse effect on the Company or would force the Company or its collaborative partners or other licensees to obtain licenses from others, if available, is currently unknown. Generally, the Company's royalties on any commercialized products could be reduced by up to 50% if its licensees or collaborative partners are required to obtain such licenses. There can be no assurance that the Company's products, operations or technology will not infringe upon the rights of any third party.

     The Company relies on trade secrets to protect technology where patent protection is not believed to be appropriate or obtainable. The Company has entered, and will continue to enter, into confidentiality agreements with its employees, consultants, licensors and collaborative partners. There can be no assurance, however, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such obligations of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary information.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     The pharmaceutical, biotechnology and diagnostics industries are intensely competitive, and the Company faces, and will continue to face, intense competition from organizations such as large pharmaceutical companies, diagnostic companies, biotechnology companies, academic and research institutions and government agencies. The Company is subject to significant competition from industry participants who are pursuing the same or similar technologies as those which constitute the Company's technology platform and from organizations that are pursuing pharmaceutical products or therapies or diagnostic products that are competitive with the Company's potential products. Most of the organizations competing with the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. The Company's major competitors include fully integrated pharmaceutical companies, such as Merck & Co., Inc., Glaxo Wellcome Inc. and Smith Kline Beecham pic, that have extensive drug discovery efforts and are developing novel small molecule pharmaceuticals, as well as numerous smaller companies.

     The Company's technology platform consists principally of utilizing genetically engineered live cells, gene transcription technologies and high throughput drug screening. Pharmaceutical and biotechnology companies and others are active in all of these areas, and there can be no assurance that other organizations will not acquire or develop technology superior to that of the Company. Ligand Pharmaceuticals Inc., a publicly owned company, employs live-cell assays, gene transcription, and high throughput robotics in its drug discovery operations. Numerous other companies use one or more of these technologies. Several private companies, including Tularik Inc., Signal Pharmaceuticals Inc. and Scriptgen Pharmaceuticals, Inc., pursue drug discovery using gene transcription methods.

     Companies pursuing different but related fields also present significant competition for the Company. For example, research efforts with respect to gene sequencing and mapping are identifying new and potentially superior target genes. In addition, alternative drug discovery strategies, such as rational drug design, may prove more effective than those pursued by the Company. Furthermore, competing entities may have access to more diverse compounds for testing by virtue of larger compound libraries or through combinatorial chemistry skills or other means. These include Pharmacopeia, Inc., a publicly traded company, CombiChem, Inc. and ArQule, Inc., all of which have major collaborations with leading pharmaceutical companies. There can be no assurance that the Company's competitors will not succeed in developing technologies or products that are more effective than those of the Company or that would render the Company's products or technologies obsolete or noncompetitive.

     With respect to the Company's small molecule drug discovery programs, other companies have potential drugs in clinical trials to treat all the disease areas for which the Company is seeking to discover and develop drug candidates. These competing drug candidates are further advanced in clinical development than are any of the Company's potential products in its small molecule programs and may result in effective, commercially successful products. Even if the Company and its collaborative partners are successful in developing effective drugs, there can be no assurance that the Company's products will compete effectively with such products. No assurance can be given that the Company's competitors will not succeed in developing and marketing products either that are more effective than those that may be developed by the Company and its collaborators or that are marketed prior to any products developed by the Company or its collaborators.

     With respect to its efforts to develop TGF-BETA3 for various indications, the Company is aware of competing growth factor proteins in clinical trials, and competing treatment regimens, for wound healing indications. Platelet Derived Growth Factor (PDGF) for diabetic skin ulcers, under development by Chiron Corporation and Johnson & Johnson, has completed Phase III clinical trials in the U.S. Chiron Corporation and Johnson & Johnson have announced that they intend to file a Product Licensing Application ("PLA") for PDGF with the FDA in 1996. Fibroblast growth factor (FGF) for chronic dermal ulcers, under development by Scios Nova Inc. and Kaken Pharmaceutical Co., Ltd., is in Phase III clinical trials in Japan. TGF-BETA2 for leg ulcers, under development by Genzyme Corp. and Celtrix Pharmaceuticals, Inc., is in Phase II clinical trials in the U.S. No assurance can be given that the Company and Ciba will successfully develop TGF-BETA3 for any indication, including wound healing. Furthermore, if any of the competing growth factor product candidates listed above or other growth factors prove to be effective for wound healing indications, there can be no assurance that any TGF-BETA3 product developed by the Company will be able to compete effectively with such product or products.

     Other competing approaches to the treatment of chronic wounds include comprehensive service-based patient centers, which are dedicated to intensive wound management. These centers may include the use of autologous growth factor therapy, in which extracts prepared from the patient's own platelets are used to treat the wounds. Surgical intervention is also frequently employed, which may involve partial amputation and/or surgical revascularization. The use of skin grafts to treat wounds, either autografts (skin from elsewhere on the same patient) or cultured allografts, are also being investigated by several companies, including Advanced Tissues Sciences, Inc. and Organogenesis, Inc. No assurance can be given that TGF-BETA3 will prove to be safe and effective or will compete successfully against current and emerging therapies for any particular clinical indication.

     The Company will, for the foreseeable future, rely on its collaborative partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. In addition, the Company relies on its collaborative partners for support in its drug discovery operations. It is likely that all of the pharmaceutical companies with which the Company has collaborations are conducting multiple product development efforts within each disease area. Generally, the Company's collaborative research agreements do not restrict a party from pursuing competing internal development efforts based on reasonable commercial judgment and other factors. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by the pharmaceutical company with which the Company is collaborating in connection with such product candidate.

     Biotechnology and related pharmaceutical technology have undergone rapid and significant change. The Company expects the technology associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to this technology. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     Prior to marketing by a collaborative partner, any new drug discovered by the Company must undergo an extensive regulatory approval process in the U.S. and other countries. This regulatory process, which includes preclinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or PLA in the case of a biologic, such as the Company's TGF-BETA3 product candidate. Similar delays may also be encountered in the regulatory approval of any diagnostic product. Such delays may also be encountered in obtaining regulatory approval in foreign countries. There can be no assurance that regulatory approval will be obtained for any drugs discovered, or diagnostic products developed, by the Company. Furthermore, regulatory approval may entail limitations on the indicated use of the drug.

     Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product of the Company or its manufacturer may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. The Company has not submitted an IND for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to file INDs for product candidates in its internal proprietary programs, but to rely on its partners to file INDs in its collaborative programs. No assurance can be given that the Company or any of its collaborative partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's partners from marketing drugs discovered, or diagnostic products developed, by the Company or limit the commercial use of such products and will have a material adverse effect on the Company's business, financial condition and results of operations.

NO MANUFACTURING CAPACITY, RELIANCE ON THIRD-PARTY MANUFACTURING

     The Company does not intend to develop or acquire facilities for the manufacture of drug candidates or diagnostic products for clinical trials or commercial purposes, and has been, and will remain, dependent on its collaborative partners or third parties for the manufacture of product candidates for preclinical, clinical and commercial purposes.

     The manufacture of the Company's candidate products for clinical trials and the manufacture of resulting products for commercial purposes is subject to current GMP regulations promulgated by the FDA. The Company will rely on collaborative partners or outside contractors to manufacture its products in their FDA approved manufacturing facilities. The Company's products may be in competition with other products for priority of access to these facilities. Consequently, the Company's products may be subject to delays in manufacture, if collaborative partners or outside contractors give other products greater priority than the Company's products. For this and other reasons, there can be no assurance that the Company's collaborative partners will manufacture such products in an effective or timely manner. If not performed in a timely manner, the clinical trial development of the Company's product candidates or their submission for regulatory approval could be delayed and the Company's ability to deliver products on a timely basis could be impaired or precluded. There can be no assurance that the Company will be able to enter into any necessary third party manufacturing arrangements on acceptable terms if at all. The Company's current dependence upon others for the manufacture of its products may adversely affect its future profit margin, if any, and its ability to commercialize products on a timely and competitive basis.

     Pursuant to the collaborative research agreement between the Company and Ciba, Ciba has the right to manufacture TGF-BETA3 for all of the Company's clinical and commercial requirements. As a result of the failure of its temporary contract manufacturer's facilities to comply with GMP, Ciba has experienced delays in manufacturing this compound, which has caused delays in scheduled clinical trials for TGF-BETA3. There can be no assurance that these trials will proceed as planned or that the Company or its licensees will not be adversely affected by further delays in the manufacture of TGF-BETA3.

UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products and diagnostic tests. Cost control initiatives could decrease the price that the Company or any of its collaborative partners or other licensees receives for any drugs it may discover or develop or diagnostic products it may develop in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's collaborative partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

     The Company's or any collaborative partner's or licensee's ability to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products discovered and developed by the Company and its collaborative partners. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. if adequate coverage and reimbursement levels are not provided by government and other third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY

     The use of any of the Company's potential products in clinical trials and the sale of any approved products may expose the Company to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies, including the Company's collaborative partners or others. The Company is currently an additional named insured under a clinical trials liability insurance policy carried by Ciba with respect to its TGF-BETA3 clinical trials in the amount of $3 million. The Company does not independently maintain product liability insurance coverage for claims arising from the use of its products in clinical trials. Insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will continue to be a named insured with respect to trials underway or obtain insurance in the future at a reasonable cost or in sufficient amounts to protect the Company. The Company's inability to obtain adequate liability insurance could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

ATTRACTION AND RETENTION OF KEY EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists. All of Oncogene Science's consultants are employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company.

RISK ASSOCIATED WITH BIOLOGICAL MATERIALS

     The activities of the Company involve the controlled use of potentially harmful biological materials as well as chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Furthermore, the full health risks associated with certain biological materials, such as DNA, viruses and fungal organisms, are unknown. In the event of contamination or injury, the Company could be held liable for damages that result, and any such liability could exceed the Company's resources or otherwise have a material adverse impact on the Company's business, financial condition and results of operations.

VOLATILITY OF COMMON STOCK PRICE; MARKET FOR THE COMMON STOCK

     The market prices for securities of biotechnology and pharmaceutical companies, including Oncogene Science, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs discovered or developed by the Company or its collaborative partners or others, future sales of substantial amounts of Common Stock by existing stockholders and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have an adverse effect on market price of the Company's Common Stock.

     The Company's collaborative partners hold an aggregate of 4,337,500 shares of the Company's Common Stock, which constituted approximately 20% of the outstanding Common Stock at August 9, 1996. Of these shares, all but the 909,091 shares owned by Ciba are currently eligible for sale under Rule 144. Ciba's shares become eligible for sale under Rule 144, subject to certain volume and manner of sale limitations, on April 19, 1997. On April 19, 1998, Ciba's shares will become freely saleable under Rule 144(k). In addition, HMRI has the right until December 11, 1999 to purchase up to 500,000 shares of the Company's Common Stock at a purchase price of $5.50 per share. Until April 19, 1999, Ciba has an option to purchase $10.0 million of the Company's Common Stock at a purchase price equal to the then current market price or $5.50 per share, whichever is higher. Sales of a significant number of shares of Common Stock in the public market could have an adverse effect on the price of the Common Stock.

NO DIVIDENDS

     The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.

ANTITAKEOVER PROVISIONS

     Certain provisions of the Delaware corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. See "Description of Capital Stock -Delaware Takeover Statute."

                                  THE COMPANY

     The Company's principal executive offices are located at 106 Charles Lindbergh Boulevard, Uniondale, New York, 11553, and its telephone number is
(516) 222-0023.

                            SELLING SECURITY HOLDERS

     On September 19, 1996, the Company acquired all of the outstanding shares of Aston Molecules Limited, a private United Kingdom company limited by shares ("Aston"). All of the Selling Stockholders named below were shareholders of Aston or nominees thereof. The Company issued 283,981 of the Shares to the Selling Stockholders, and granted options (the "Options") covering 125,000 of the Shares to certain of the Selling Stockholders, in connection with this acquisition. In connection with this acquisition, the Company agreed to register the Shares.

     The Company and Aston have collaborated over the last two and a half years in medicinal chemistry projects. Effective upon the consummation of the acquisition, Dr. John Slack, a Selling Stockholder, became a Divisional Vice President of the Company. He remains the Managing Director of Aston. Dr. Charmaine Quarterman, a Selling Stockholder, is Director of Pharmaceutical Development for Aston.

     The following table sets forth certain information as of September 19, 1996 (and as adjusted to reflect the sale of all of the Shares) with respect to the ownership of the Company's outstanding Common Stock by the Selling Stockholders:

                                                                             PERCENTAGE OF SHARES
                                                                                     OWNED
                                                      SHARES             -----------------------------
                                     SHARES           OFFERED            PRIOR TO              AFTER
      SELLING STOCKHOLDERS          OWNED(1)         HEREBY(2)           OFFERING             OFFERING
- --------------------------------    --------         ---------           --------             --------
John Slack......................     99,850           149,850(3)             *                    0
Birmingham Technology (Venture       99,403            99,403                *                    0
  Capital) Ltd. ................
John Slack and Mark                  27,798            27,798(5)             *                    0
  Spinner(4)....................
Malcolm Stevens.................     27,797            27,797(6)             *                    0
Roger Griffin...................      7,561             7,561(7)             *                    0
Charmaine Quarterman............      4,448            29,448(8)             *                    0
Michael Tisdale.................      4,448             4,448                *                    0
Derek Harris....................      2,891             2,891(5)             *                    0
Andrew Richards.................      2,891             2,891(5)             *                    0
Andreas Gescher.................      2,224             2,224                *                    0
John Hickman....................      2,224             2,224                *                    0
Janet Slack.....................      1,334             1,334                *                    0
Aston University................      1,112             1,112                *                    0
Eric Collington.................          0            50,000(9)             *                    0

- ---------------
 * Represents ownership of less than 1% of the outstanding shares of the Company's Common Stock.

(1) Excludes Shares that may be acquired through the exercise of the Options ("Option Shares"). The Options will become exercisable with respect to 20% of the Option Shares on September 19, 1997, and then ratably with respect to the balance of the Option Shares on a monthly basis over the ensuing 48 months.

(2) Includes the Option Shares. In addition, certain of the Selling Stockholders have agreed with the Company not to sell portions of their Shares until September 19, 1997 (a "one-year lock-up") or September 19, 1998 (a "two-year lock-up").

(3) Includes 50,000 Option Shares, 79,613 Shares subject to a two-year lock-up, and 17,012 Shares subject to a one-year lock-up.

(4) Trustees for the benefit of Dr. Slack's children.

(5) Consists entirely of Shares subject to a one-year lock-up.

(6) Includes 7,116 Shares subject to a one-year lock-up.

(7) Includes 2,001 Shares subject to a one-year lock-up.

(8) Includes 25,000 Option Shares and 4,448 Shares subject to a one-year lock-up.

(9) Consists entirely of Option Shares.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Prospectus are being registered by the Company for the accounts of the Selling Stockholders. The Company will pay all expenses of registering the Shares and the reasonable, ordinary brokerage commissions and other fees and expenses of selling the Shares, but will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. As of the date of this Prospectus, the Company understands that none of the Shares will be offered through underwriters.

     The Shares may be offered and sold by the Selling Stockholders pursuant to this Prospectus from time to time through one or more brokers or dealers or through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, brokerage commissions may be paid or discounts allowed that will not exceed those customary in the types of transactions involved. The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and commissions or discounts or any profit realized on the sale of the Shares received by a Selling Stockholder or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Securities Act. As of the date of this Prospectus, the Company understands that none of the Selling Stockholders has any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document filed, or incorporated by reference, as an exhibit to the Registration Statement are qualified in all respects by such reference.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Company. Other than the SEC registration fee, the amounts stated are estimates.

    SEC registration fee.......................................................  $ 1,196
    Accounting fees and expenses...............................................    7,500
    Legal fees and expenses....................................................    4,500
    Printing...................................................................    2,000
    Miscellaneous expenses.....................................................    1,000
                                                                                 -------
              Total............................................................  $16,196
                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

     The Registrant's Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Certificate of Incorporation also contains a provision eliminating the liability of directors of the Registrant to the Registrant or its stockholders for monetary damages, except under certain circumstances. The Certificate of Incorporation also permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which the Corporation would have the power to indemnify such persons under the Delaware General Corporation Law. The Registrant maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS.

     The following is a list of exhibits filed as part of the Registration
Statement:

  3.1  Certificate of Incorporation of Oncogene Science, Inc., as amended(1)
  3.2  Bylaws of Oncogene Science, Inc., as amended(1)
  5.1  Opinion of Saul, Ewing, Remick & Saul as to the legality of the securities registered hereunder
 23.1  Consent of KPMG Peat Marwick LLP
 23.3  Consent of Saul, Ewing, Remick & Saul (included in Exhibit 5.1)
 24.1  Power of Attorney (contained on signature page of initial filing)

- ---------------

(1) Included as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-937) and incorporated herein by this reference.

ITEM 17.  UNDERTAKINGS.

     a. The undersigned Registrant hereby undertakes:

          (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

          (ii) that for the purpose for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (iii) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     d. The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on September 23, 1996.

                                          ONCOGENE SCIENCE, INC.

                                          By: /s/  GARY E. FRASHIER
                                            ------------------------------------
                                            Gary E. Frashier
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Gary E. Frashier and Robert L. Van Nostrand, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              TITLE                         DATE
- -------------------------------------  ---------------------------------    -------------------
/s/  GARY E. FRASHIER                  Chief Executive Officer and           September 23, 1996
- -------------------------------------  Director
Gary E. Frashier


- -------------------------------------  President and Director
Steve M. Peltzman

                                       Vice President, Chief Scientific
- -------------------------------------  Officer and Director
J. Gordon Foulkes, Ph.D.


/s/  ROBERT L. VAN NOSTRAND            Vice President, Finance and           September 23, 1996
- -------------------------------------  Administration (Principal
Robert L. Van Nostrand                 Financial and Accounting Officer)


/s/  G. MORGAN BROWNE                              Director                  September 23, 1996
- -------------------------------------
G. Morgan Browne, Ph.D.


/s/  DARYL GRANNER                                 Director                  September 23, 1996
- -------------------------------------
Daryl Granner, Ph.D.

              SIGNATURE                              TITLE                         DATE
- -------------------------------------  ---------------------------------    -------------------
/s/  JOHN H. FRENCH, II                Director                              September 23, 1996
- -------------------------------------
John H. French, II
/s/  EDWIN A. GEE                      Director                              September 23, 1996
- -------------------------------------
Edwin A. Gee, Ph.D.
/s/  WALTER M. LOVENBERG               Director                              September 23, 1996
- -------------------------------------
Walter M. Lovenberg, Ph.D.
/s/  GARY TAKATA                       Director                              September 23, 1996
- -------------------------------------
Gary Takata
/s/  JOHN P. WHITE                     Director                              September 23, 1996
- -------------------------------------
John P. White

                                 EXHIBIT INDEX

EXHIBIT NO.                                         EXHIBIT
- -----------     --------------------------------------------------------------------------------
     3.1        Certificate of Incorporation of Oncogene Science, Inc., as amended(1)
     3.2        By-laws of Oncogene Science, Inc., as amended(1)
     5.1        Opinion of Saul, Ewing, Remick & Saul as to the legality of the securities registered hereunder
    23.1        Consent of KPMG Peat Marwick LLP
    23.3        Consent of Saul, Ewing, Remick & Saul (included in Exhibit 5.1)
    24.1        Power of Attorney (contained on signature page of initial filing)

- ---------------
(1) Included as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-937) and incorporated herein by this reference.